Press
Release

Company Contact: Sean Creamer, CFO
Arbitron Inc.
Phone: 410-312-8410
sean.creamer@arbitron.com

Investor Relations Contact: Todd Fromer
KCSA Worldwide
212-896-1215
todd@kcsa.com

Media contact: Thom Mocarsky
Arbitron Inc.
410-312-8239
thom.mocarsky@arbitron.com

FOR IMMEDIATE RELEASE

ARBITRON INC. REPORTS 2005 FOURTH QUARTER AND YEAR END FINANCIAL RESULTS
Revenue and Earnings Per Share guidance
provided for first quarter and full year 2006.
$70 million stock repurchase program authorized.

NEW YORK, January 24, 2006 – Arbitron Inc. (NYSE: ARB) today announced results for the quarter and year ended December 31, 2005.

For the fourth quarter 2005, the Company reported revenue of $75.3 million, an increase of 3.3 percent over revenue of $72.9 million during the fourth quarter of 2004. Costs and expenses for the fourth quarter increased by 2.7 percent, from $62.1 million in 2004 to $63.8 million in 2005. Earnings before interest and income tax expense (EBIT) for the quarter were $17.0 million, an increase of 0.4 percent compared with EBIT of $16.9 million for the fourth quarter of 2004. Interest expense for the quarter declined 43.9 percent, from $1.7 million in 2004 to $0.9 million in 2005, due to reductions in the Company’s long-term debt.

Net income for the quarter was $11.2 million, compared with $9.6 million for the fourth quarter of 2004, an increase of 16.2 percent. Net income per share for the fourth quarter 2005 increased to $0.36 (diluted), compared with $0.31 (diluted) during the comparable period last year.

For the year ended December 31, 2005, revenue was $310.0 million, an increase of 4.5 percent over revenue of $296.6 million for 2004.

A planned increase in expenses for the Houston Portable People Meter (PPM) market demonstration and for the rollout of the Project Apollo pilot contributed to an increase in costs and expenses for the year of 5.2 percent, from $205.7 million in 2004 to $216.3 million in 2005.

EBIT for 2005 increased 3.0 percent to $101.4 million compared with $98.4 million in 2004. Income tax expense for 2005 was $33.2 million, an increase of 7.0 percent over $31.1 million in 2004. Net income for 2005 increased 11.1 percent to $67.3 million compared with $60.6 million in 2004. Net income in 2005 was $2.14 per share (diluted), compared with $1.92 per share (diluted) last year. In 2005 and 2004, the Company recognized a tax benefit relating primarily to the reversal of certain liabilities for tax contingencies related to prior periods in the amounts of $4.7 million and $4.2 million, respectively.

Management comment on 2005 results

Stephen Morris, president and chief executive officer of Arbitron, made the following comments on 2005 results:

“Despite the continuing challenges that confront the industries we serve, Arbitron was able to increase our revenue and our earnings in 2005, all while investing in our Portable People Meter-based growth initiatives.”

“These initiatives — deploying the PPM as a local market ratings system and developing the Project Apollo market research service — both made significant progress in terms of marketplace acceptance in 2005.”

“To date, we’ve signed a number of national and regional advertising agencies to PPM contracts. These agencies account for nearly 70 percent of the national ad dollars spent on radio. It’s a significant start in our effort to gain a critical mass of industry support for deploying the Portable People Meter as a local market radio ratings system. At the same time, we continue to work with Nielsen Media Research as they consider a potential joint venture with the Portable People Meter.”

“For Project Apollo, we reached our goal of installing 5,000 households for the pilot panel in mid-January. This milestone marks the start of a trial period that will showcase the benefits of this unique single-source media and marketing research service. Six advertisers have signed or are in the process of signing agreements for the Project Apollo pilot panel data. These six advertisers, who spend more than $6.2 billion for advertising on measured media, see the opportunity to increase the effectiveness of their advertising in ROI terms with Project Apollo, ” said Mr. Morris.

Company Outlook for 2006

Arbitron is also providing guidance on its earnings outlook for the full year and first quarter 2006.

For the full year 2006, Arbitron expects revenue to increase between 6 percent and 8 percent compared to last year. Earnings Per Share (diluted) for the full year 2006 is expected to be between $1.65 and $1.75 versus $2.14 in 2005. Excluding the $4.7 million tax benefit recognized in 2005, Earnings Per Share (diluted) for the year would have been $1.99. The Company’s 2006 guidance includes the anticipated impact of the required expensing of stock options that commenced on January 1, 2006 of approximately $8.5 million or approximately $0.17 per share (diluted). The Company’s outlook also takes into account the expected substantial expenditures in 2006 for the commercialization of the Portable People Meter and for Project Apollo.

For the first quarter 2006, Arbitron expects revenue to increase between 6 percent and 8 percent compared to the first quarter of last year. Earnings Per Share (diluted) for the first quarter 2006 is expected to be between $0.50 and $0.52 versus $0.63 in the first quarter 2005. The impact of stock option expense in the first quarter 2006 is estimated to be approximately $3.5 million, or approximately $0.07 per share (diluted).

Commenting on factors that would affect Arbitron’s performance in 2006, Sean Creamer, chief financial officer, said: “As our 2005 results confirm, our core business remains solid. Looking forward, we will seek to build on this strong financial platform and strengthen our competitive advantage with the commercialization of the Portable People Meter beginning in 2006.”

“Moving PPM from concept to commercialization will require that we invest incremental dollars to create the fixed cost infrastructure that will support a large-scale rollout of the Portable People Meter as a local market ratings system. In addition, we must also spend incremental dollars to lay the groundwork for Project Apollo, an additional avenue of growth for Arbitron that’s based on the Portable People Meter system.”

“We are encouraged by the traction that we are seeing for the PPM and for Project Apollo in the marketplace. The exact route these projects will take to commercialization, and the exact pace we will follow to get there will be determined, in part, by marketplace events in 2006,” Mr. Creamer added.

“As we have previously disclosed in our public filings, the additional investments that our PPM business initiatives require, coupled with the required expensing of stock options in 2006, will negatively impact our financial results and will make year-over-year comparability difficult. However, our solid financial footing gives us great confidence as we move ahead on our well-established, long-range strategy around electronic measurement,” said Mr. Creamer.

2006 Stock Repurchase Program announced

The company is also announcing that its Board of Directors has authorized a stock repurchase program under which the Company may buy back up to $70 million in shares of the Company’s common stock. The Company expects that the shares may be purchased from time to time in either open market or private transactions at then-prevailing market prices through December 31, 2006.

The exact timing and amount of purchases will depend on market conditions. No assurance can be given as to when during the authorized period any shares will be repurchased or as to whether and to what extent any share repurchase will be consummated.

Arbitron previously affected a $40 million stock repurchase program for the year ending December 31, 2005 and a $25 million stock repurchase program for the year ending December 31, 2004.

Earnings conference call: schedule and access

Arbitron will host a conference call at 10:00 a.m. ET on January 24th to discuss its fourth quarter results and other relevant matters. To listen to the call, dial the following telephone number: 877-780-2271. The call will also be available live on the Internet at the following sites: www.arbitron.com, www.ccbn.com and www.streetevents.com.

About Arbitron

Arbitron Inc. (NYSE: ARB) is an international media and marketing research firm serving radio broadcasters, cable companies, advertisers, advertising agencies and outdoor advertising companies in the United States, Mexico and Europe. Arbitron’s core businesses are measuring network and local market radio audiences across the United States; surveying the retail, media and product patterns of local market consumers; and providing application software used for analyzing media audience and marketing information data. The Company has also developed the Portable People Meter (PPM), a new technology for media and marketing research.

Arbitron’s marketing and business units are supported by its research and technology organization, located in Columbia, Maryland. Arbitron has approximately 1,700 employees; its executive offices are located in New York City.

Through its Scarborough Research joint venture with VNU, Inc., Arbitron also provides media and marketing research services to the broadcast television, magazine, newspaper and online industries.

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PPMSM is a service mark of Arbitron Inc.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements regarding Arbitron in this document that are not historical in nature, particularly those that utilize terminology such as “may,” “will,” “should,” “likely,” “expects,” “anticipates,” “estimates,” “believes” or “plans,” or comparable terminology, are forward-looking statements based on current expectations about future events, which Arbitron has derived from information currently available to it. These forward-looking statements involve known and unknown risks and uncertainties that may cause our results to be materially different from results implied in such forward-looking statements. These risks and uncertainties include whether we will be able to:

•	renew all or part of contracts with large customers as they expire;

•	successfully execute our business strategies, including implementation of our Portable People Meter services and to execute potential joint venture or third party agreements;

•	effectively manage the impact of any further consolidation in the radio and advertising agency industries;

•	keep up with rapidly changing technological needs of our customer base, including creating new proprietary software systems and new customer products and services that meet these needs in a timely manner;

•	successfully manage the impact on our business of any economic downturn generally and in the advertising market in particular; and

•	successfully manage the impact on costs of data collection due to privacy concerns, technology changes and/or government regulations.

Additional important factors known to Arbitron that could cause forward-looking statements to turn out to be incorrect are identified and discussed from time to time in Arbitron’s filings with the Securities and Exchange Commission, including in particular the risk factors discussed under the caption “ITEM 1. BUSINESS – Business Risks” in our Annual Report on Form 10-K.

The forward-looking statements contained in this document speak only as of the date hereof, and Arbitron undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise.

(Tables to Follow)

Arbitron Inc.
Consolidated Statements of Income
Three Months Ended December 31, 2005 and 2004
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	December 31,		$	%
	2005	2004	Change	Change
Revenue	$75,329	$72,919	$2,410	3.3%
Costs and expenses
Cost of revenue	34,141	35,162	(1,021)	(2.9%)
Selling, general and administrative	18,049	17,136	913	5.3%
Research and development	11,621	9,826	1,795	18.3%
Total costs and expenses	63,811	62,124	1,687	2.7%
Operating income	11,518	10,795	723	6.7%
Equity in net income of affiliate	5,492	6,141	(649)	(10.6%)
Earnings before interest and income taxes	17,010	16,936	74	0.4%
Interest income	896	392	504	128.6%
Interest expense	948	1,689	(741)	(43.9%)
Earnings before income taxes	16,958	15,639	1,319	8.4%
Income tax expense	5,782	6,021	(239)	(4.0%)
Net income	$11,176	$9,618	$1,558	16.2%
Net income per weighted average common share
Basic	$0.36	$0.31	$0.05	16.1%
Diluted	$0.36	$0.31	$0.05	16.1%
Weighted average shares used in calculations
Basic	30,921	30,943	(22)	(0.1%)
Diluted	31,132	31,320	(188)	(0.6%)
Dividends per common share	$0.10	–	$0.10	–
Other data
EBITDA	$18,619	$18,446	$173	0.9%

Arbitron Inc.
Consolidated Statements of Income
Years Ended December 31, 2005 and 2004
(In thousands, except per share data)
(Unaudited)

	Years Ended
	December 31,		$	%
	2005	2004	Change	Change
Revenue	$309,955	$296,553	$13,402	4.5%
Costs and expenses
Cost of revenue	109,672	109,951	(279)	(0.3%)
Selling, general and administrative	68,112	62,421	5,691	9.1%
Research and development	38,563	33,297	5,266	15.8%
Total costs and expenses	216,347	205,669	10,678	5.2%
Operating income	93,608	90,884	2,724	3.0%
Equity in net income of affiliate	7,829	7,552	277	3.7%
Earnings before interest and income taxes	101,437	98,436	3,001	3.0%
Interest income	3,121	1,099	2,022	184.0%
Interest expense	4,001	7,909	(3,908)	(49.4%)
Earnings before income taxes	100,557	91,626	8,931	9.7%
Income tax expense	33,249	31,061	2,188	7.0%
Net income	$67,308	$60,565	$6,743	11.1%
Net income per weighted average common share
Basic	$2.16	$1.96	$0.20	10.2%
Diluted	$2.14	$1.92	$0.22	11.5%
Weighted average shares used in calculations
Basic	31,179	30,972	207	0.7%
Diluted	31,500	31,471	29	0.1%
Dividends per common share	$0.40	–	$0.40	–
Other data
EBITDA	$107,256	$104,158	$3,098	3.0%

Arbitron Inc.
EBIT and EBITDA Reconciliation
Three Months and Years Ended December 31, 2005 and 2004
(In thousands)
(Unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2005	2004	2005	2004
Net income	$11,176	$9,618	$67,308	$60,565
Income tax expense	5,782	6,021	33,249	31,061
Net interest expense	52	1,297	880	6,810
EBIT	$17,010	$16,936	$101,437	$98,436
Depreciation and amortization	1,609	1,510	5,819	5,722
EBITDA	$18,619	$18,446	$107,256	$104,158

Note: Earnings before interest and income tax expense (EBIT) and earnings before interest, income tax expense, depreciation and amortization (EBITDA) are widely used measures of operating performance. They are presented as supplemental information that management of Arbitron believes is useful to investors to evaluate the Company’s results because they exclude certain items that are not directly related to the Company’s core operating performance. EBIT is calculated by adding back net interest expense and income tax expense to net income. EBITDA is calculated by adding back net interest expense, income tax expense, depreciation and amortization to net income. EBIT and EBITDA should not be considered as substitutes either for net income, as indicators of Arbitron’s operating performance, or for cash flow, as measures of Arbitron’s liquidity. In addition, because EBIT and EBITDA may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies.

Arbitron Inc.
Condensed Consolidated Balance Sheets
December 31, 2005 and December 31, 2004
(In thousands)
(Unaudited)

	December 31,
	2005	2004

Assets:
Cash and short term investments	$123,408	$86,901
Trade receivables	27,708	23,369
Property and equipment, net	30,875	18,536
Goodwill, net	40,558	37,773
Other assets	29,218	29,542
Total assets	$251,767	$196,121

Liabilities and Stockholders’ Equity:
Deferred revenue	$62,434	$59,608
Long-term debt	50,000	50,000
Other liabilities	46,979	41,133
Stockholders’ equity	92,354	45,380
Total liabilities and stockholders’ equity	$251,767	$196,121